Press Contacts:
Nathan Tinker	Neil Torres
Antenna Group (for Fiberstars)	Antenna Group (for Fiberstars)
nathan@antennagroup.com	neil@antennagroup.com
(203) 229-0358	(415) 977-1942

Fiberstars, Inc. Completes Delaware Reincorporation

SOLON, OHIO—November 27, 2006--Fiberstars, Inc. (Nasdaq:FBST) today announced that it has completed its reincorporation from the State of California to the State of Delaware. The shareholders of Fiberstars, Inc. ("Fiberstars-California") approved the reincorporation proposal at Fiberstars-California's annual meeting of on July 6, 2006.

The reincorporation was accomplished by the merger of Fiberstars-California into its wholly owned subsidiary, Fiberstars, Inc., a Delaware corporation ("Fiberstars-Delaware"). Following the reincorporation, holders of common stock of Fiberstars-California own the same number of shares of common stock in Fiberstars-Delaware as they owned in Fiberstars-California prior to the reincorporation. Stockholders do not need to exchange their share certificates. The reincorporation will not result in any change in the Company's name, ticker symbol, Nasdaq Global Market listing, CUSIP number, business, assets, operations or liabilities. Fiberstars-Delaware's corporate headquarters will not be moved from the present site and no employees or management personnel will be relocated.

Fiberstars, Inc., (NASDAQ: FBST) is the leading supplier of fiber optic lighting and the world's only supplier of EFO, a lighting technology which is more efficient than conventional electric lamps. Fiberstars products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Fiberstars fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, New York City, United Kingdom and Germany. For more information, see www.fiberstars.com.